TRANS WORLD ENTERTAINMENT CORPORATION

                                and

                         RECORD TOWN, INC.



                        AMENDED AND RESTATED

                           NOTE AGREEMENT




                     Dated as of June 29, 1995


                            $17,500,000


            VARIABLE RATE SENIOR NOTES DUE JULY 31, 1996

                         TABLE OF CONTENTS

																   Page

	1.	THE NOTES 		                                           	1
		1.1		Background                                       	1
		1.2		Authorization of Amendment and Restatement       	1
		1.3		Amendment and Restatement                        	2
		1.4		Acquisition for Investment                       	3
		1.5		Failure of Conditions                            	3
		1.6		Expenses; Issue Taxes                            	3

	2.	WARRANTIES AND REPRESENTATIONS                       		4
		2.1		Subsidiaries								   		4
		2.2		Corporate Organization and Authority		     	5
		2.3		Business, Property, Debt, Liens and Restrictions	5
		2.4		Financial Statements; Material Adverse Change		5
		2.5		Full Disclosure										6
		2.6		Pending Litigation; Compliance with Law				6
		2.7		Title to Properties									7
		2.8		Patents and Trademarks								7
		2.9		Sale of Notes is Legal and Authorized;
			 		Obligations are Enforceable						7
		2.10	No Defaults											8
		2.11	Governmental Consent								8
		2.12	Taxes												8
		2.13	Margin Securities									8
		2.14	ERISA												9
		2.15	Company Actions										9
		2.16	Restated Credit Agreement; Restated 1993
					 Noteholder Agreement							9


	3.	CLOSING CONDITIONS											10
		3.1		Opinions of Counsel									10
		3.2		Compliance with this Agreement						10
		3.3		Private Placement Number							10
		3.4		Other Purchasers									10
		3.5		Restated Credit Agreement							10
		3.6		Restated 1993 Noteholder Agreement					10
		3.7		Intercreditor Agreement								11
		3.8		Restructuring Fee									11
		3.9		Expenses											11
		3.10	Interest on Existing Notes							11
		3.11	Subsidiary Guaranties								11
		3.12	Proceedings Satisfactory							11

	4.	DIRECT PAYMENT 												12

                                                                   Page

	5.	REPAYMENTS													12
		5.1		Mandatory Early Repayments							12
		5.2		Early Repayment Option								12
		5.3		Notice of Optional Repayment						12
		5.4		Repayment Upon Change of Control					13
		5.5		Repayment Upon Material Asset Sale					13

	6.	REGISTRATION; SUBSTITUTION OF NOTES							14
		6.1		Registration of Notes								14
		6.2		Exchange of Notes									14
		6.3		Replacement of Notes								14

	7.	COMPANY BUSINESS COVENANTS									14
		7.1		Payment of Taxes and Claims							15
		7.2		Maintenance of Properties and Corporate Existence	15
		7.3		Maintenance of Office								16
		7.4		Liens and Encumbrances								16
		7.5		Limitations On Debt Incurrence; Prepayments and
					Amendments                                      18
		7.6		Subsidiary Debt                                     18
		7.7		Current Ratio                                       18
		7.8		Maintenance of Ownership                            18
		7.9		Fixed Charge Ratio                                  19
		7.10	Tangible Net Worth                                  19
		7.11	Tangible Net Worth of Record Town                   19
		7.12	Distributions and Investments                       19
		7.13	Sale of Property and Subsidiary Stock               19
		7.14	Merger and Consolidation                            19
		7.15	Guaranties                                          20
		7.16	ERISA Compliance                                    20
		7.17	Transactions with Affiliates                        20
		7.18	Tax Consolidation                                   20
		7.19	Acquisition of Notes                                20
		7.20	Lines of Business                                   21
		7.21	Required Subsidiary Guaranties                      21
		7.22	Limitations on Preferred Stock                      21
		7.23	Limitation on Inventory Turnover                    21
		7.24	Maintenance of Consolidated EBITDA                  21
		7.25	Limitation on Capital Expenditures                  22
		7.26	Limitation on Leases                                22
		7.27	Limitation on Sale and Leaseback                    22
		7.28	Limitation on Changes in Fiscal Year                22
		7.29	Limitation on Debt to Consolidated Tangible
		             Net Worth                                      22
		7.30	Store Openings and Closings                         23

                                                                   Page

		7.31	No Amendment of Debt Instruments                    23

	8.	INFORMATION AS TO COMPANY                                   23
		8.1	    Financial and Business Information                  23
		8.2	    Officers' Certificates                              26
		8.3	    Accountants' Certificates                           26
		8.4	    Inspection                                          26
		8.5	    Quarterly Meetings 27
		8.6	    Additional Financial Information                    27

	9.	EVENTS OF DEFAULT                                           27
		9.1	    Nature of Events                                    27
		9.2	    Default Remedies                                    28
		9.3	    Annulment of Acceleration of Notes                  29

	10.	INTERPRETATION OF THIS AGREEMENT                            29
		10.1	Terms Defined                                       29
		10.2	Accounting Principles                               38
		10.3	Directly or Indirectly                              38
		10.4	Governing Law                                       39

	11.	MISCELLANEOUS                                               39
		11.1	Notices                                             39
		11.2	Reproduction of Documents                           39
		11.3	Survival                                            39
		11.4	Successors and Assigns                              40
		11.5	Amendment and Waiver                                40
		11.6	Duplicate Originals                                 40


EXHIBIT A	--	Purchaser Information
EXHIBIT B	--	Form of Note
EXHIBIT C	--	Disclosure Schedules
EXHIBIT D	--	Form of Matthew H. Mataraso Legal Opinion
EXHIBIT E	--	Form of Jones, Day, Reavis & Pogue Legal Opinion
EXHIBIT F	--	Form of Subsidiary Guaranty

                    TRANS WORLD ENTERTAINMENT CORPORATION
                              RECORD TOWN, INC.
                             38 Corporate Circle
                            Albany, New York 12203


                             AMENDED AND RESTATED
                                NOTE AGREEMENT

                                 $17,500,000

                 Variable Rate Senior Notes due July 31, 1996

                                                         As of June 29, 1995

TO EACH OF THE PURCHASERS
LISTED ON EXHIBIT A

Dear Purchaser:

	Trans World Entertainment Corporation (formerly Trans World Music Corp., the "Company"), a New York corporation, and Record Town, Inc. ("Record Town"), a New York corporation and a Wholly-Owned Restricted Subsidiary of the Company, hereby jointly and severally agree with you as follows:

1.	THE NOTES

	1.1	Background.

	Pursuant to the Note and Security Agreement dated as of June 20, 1991 (the "Existing Note Agreement"), the Company issued Seventeen Million Five Hundred Thousand Dollars ($17,500,000) in aggregate principal amount of its nine and eighteen one-hundredths percent (9.18%) Notes due June 30, 1998 (the "Existing Notes"). The Existing Notes have been unconditionally guaranteed by Record Town and are substantially in the form of Attachment B attached to the
Existing Note Agreement.   The  aggregate  principal  amount of Existing Notes
currently outstanding is  Seventeen  Million  Five  Hundred  Thousand  Dollars
($17,500,000).   The  Company  has requested the amendment and restatement, in their entirety, of the Existing Note Agreement and the Existing Notes as provided for in this Agreement.

	1.2	Authorization of Amendment and Restatement.

	Each of the Company and Record Town hereby authorizes, agrees and consents to the Amendment and Restatement in their entirety of the Existing Note Agreement and the Existing Notes as provided for herein. The Existing Notes, as amended and restated by Exhibit B to this Agreement, shall be hereinafter referred to individually as a "Note" and, collectively, as the "Notes". The obligations of the Company and Record Town under the Notes and this Agreement shall be guaranteed on a senior basis by all Required Guarantors. The Company and Record Town hereby authorize the execution and delivery to the Purchaser of the Notes, which Notes shall:

    (a) be substituted in the place of the Existing Notes;

    (b) be dated the Effective Date;

    (c) mature on July 31, 1996;

    (d) bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof at a rate equal to the greater of

		(i) one and fifty  one-hundredths  percent  (1.5%)  per annum over the
Prime Rate, or

		(ii)    ten and fifty one-hundredths percent (10.5%) per annum;

but in no event at a rate which exceeds the highest rate allowed by applicable law, payable monthly (in arrears) on the final day of each calendar month in each year, commencing on July 31, 1995, until the principal amount thereof shall be due and payable;

    (e) bear interest, payable on demand, on any overdue principal (including any overdue prepayment of principal) and (to the extent permitted by applicable law) on any overdue installment of interest, at a rate equal to the greater of

		(i) one and fifty one-hundredths percent (1.5%)  per  annum  over  the rate otherwise applicable thereto, or

		(ii) twelve percent (12.0%) per annum;

but in no event at a rate which exceeds the highest rate allowed by applicable law; and

    (f) be in the form of the Note set out in Exhibit B hereto.

The term "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement, and each Note delivered in substitution or exchange for any such Note. Whether or not specifically provided in any particular Section of this Agreement, Record Town will be jointly and severally liable with the Company for all obligations under the Notes and this Agreement.

	1.3	Amendment and Restatement.

	Subject to the  satisfaction  of  the  conditions  precedent  set forth in
Section 3 of this Agreement, you, by your execution of this Agreement, hereby agree and consent to the Amendment and Restatement in its entirety of the Existing Note Agreement by this Agreement and the termination of the Waiver Agreement, and, upon the satisfaction of such conditions precedent, the Existing Note Agreement and the Waiver Agreement shall be deemed so amended and restated or terminated, as the case may be. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Agreement, you, by your execution of this Agreement, hereby agree and consent to the Amendment and Restatement in their entirety of the Existing Notes and the substitution of the Notes therefor. On the Effective Date, the Company agrees, subject to the satisfaction of the conditions precedent set forth in Section 3 of this Agreement, to execute and deliver to you the aggregate principal amount of Notes set forth opposite your name on the schedule attached to this Agreement as Exhibit A, in replacement of your Existing Notes. Contemporaneously with the receipt by you of such Notes, you agree to re-deliver to the Company for cancellation the Existing Notes held by you. All amounts owing under, and evidenced by, the Existing Notes as of the Effective Date shall continue to be outstanding under, and shall after the Effective Date be evidenced by, the Notes, and shall be payable in accordance with this Agreement.

	1.4		Acquisition for Investment.

	You represent to the Company and Record Town, and by agreeing to the amendmentand restatement of the Existing Note Agreement and the substitution of the Notes for the Existing Notes it is specifically understood and agreed, that you are acquiring the Notes for investment for your own account and the account of your affiliated entities and with no present intention of distributing or reselling the Notes or any part thereof to anyone other than an affiliated entity, but without prejudice to your right at all times to:

            (a) sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act;

            (b) have control over the disposition of all of your assets to the fullest extent required by any applicable insurance law.

It is understood that, in making the representations set out in Sections 2.9 and 2.11 hereof, the Company and Record Town are relying, to the extent applicable, upon your representation in the immediately preceding sentence.

    1.5 Failure of Conditions.

	If the conditions specified in Section 3 hereof have not been fulfilled on or prior to June 30, 1995, this Agreement shall terminate, and the Existing Note Agreement and the Existing Notes shall continue to be in full force and effect.

	1.6	Expenses; Issue Taxes.

		(a)	Generally.  Whether or not  the  transactions contemplated by this
Agreement are consummated, the Company will promptly (and in any event  within thirty  (30)  days  of  receiving  any  statement or invoice therefor) pay all expenses relating to this Agreement, including but not limited to:

			(i)	    the  cost  of  reproducing   this  Agreement,  any  Subsidiary
Guaranty, the Notes and the other documents delivered in connection with  this
Agreement;

			(ii)	the  reasonable  fees  and  disbursements  of your special
counsel and financial advisor;

			(iii)	your out-of-pocket expenses;

			(iv)	all expenses relating to any Subsidiary Guaranty;

			(v)	all expenses relating to any amendments or waivers pursuant to the provisions of this Agreement or "workouts" with respect hereto; and

			(vi)	all  costs  and   expenses,   including  attorneys'  fees,
incurred by the holder of any Note in attending any meeting held  pursuant  to
Section 8.5 or enforcing any rights under this Agreement or in the Notes or in responding  to  any  subpoena or other legal process issued in connection with this Agreement  or  the  transactions  contemplated  hereby, including without limitation, costs and expenses incurred in any bankruptcy case.

The Company will also pay all taxes in connection with the issuance and sale of the Notes and in connection with any modification of the Notes and will save you harmless against any and all liabilities with respect to such taxes.

		(b)	Special Counsel  and  Financial  Advisor.   Without  limiting  the
generality of the foregoing, it is agreed and understood that the Company will pay, on the Effective Date, the fees and disbursements of your special counsel and  financial  advisor  which are reflected in the statements of your special counsel and  financial  advisor,  respectively,  delivered  on  or  before the
Effective Date; and promptly upon receipt of supplemental statements after the
Effective Date, the Company will pay such additional fees and disbursements of your special counsel and financial advisor which were  not  reflected  in  the statements of your special counsel and financial advisor, respectively, on the
Effective Date.

		(c)	Survival.   The  obligations of the Company under this Section 1.6
shall survive the payment of the Notes and the termination of this Agreement.

2.  WARRANTIES AND REPRESENTATIONS

	To induce you to enter into this Agreement, the Company and Record Town jointly and severally warrant and represent to you that as of the Effective Date each of the following statements will be true and correct:

	2.1	Subsidiaries.

	Part 2.1 of Exhibit C to this Agreement correctly identifies:

		(a)	each  of the Company's Subsidiaries (indicating which Subsidiaries are  Restricted  Subsidiaries),  its  jurisdiction  of  incorporation  and the percentage of its Voting  Stock  owned  by  the  Company  and  by  each  other
Subsidiary, and

		(b)	each of the Company's Affiliates (other than Subsidiaries) and the nature of their affiliation.

The Company and each Subsidiary is the legal and beneficial owner of all of the shares of Voting Stock it purports to own of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable.

	2.2	Corporate Organization and Authority.

	The Company, and each Subsidiary,

		(a)	is a corporation duly organized,  validly  existing  and  in  good standing under the laws of its jurisdiction of incorporation,

		(b)	has  all requisite power and authority and all necessary licenses, permits, franchises and other  governmental  authorizations to own and operate its Properties and to carry on its business as now conducted and as  presently proposed to be conducted, and

		(c)	has duly qualified and is authorized to do business and is in good standing  as a foreign corporation in each jurisdiction where the character of its Properties  or  the  nature  of  its  activities  makes such qualification necessary.

	2.3	Business, Property, Debt, Liens and Restrictions.

		(a)	The Company's Annual Report on Form 10-K for the fiscal year ended
January 28, 1995 filed  by  the  Company  with  the  Securities  and  Exchange
Commission  and  previously  delivered  to you correctly describes the general nature of  the  business  and  principal  Properties  of  the  Company and its
Subsidiaries.

		(b)	Part 2.3(b) of Exhibit C to this  Agreement  correctly  lists  all outstanding  Debt  of  (including  all  Guaranties  of  the  Company  and  the
Subsidiaries  of  such  Debt),  and  all  Liens (other than those permitted by
Clauses (1) - (6)  of  Section  7.4(a))  on  Property  of, the Company and its
Restricted Subsidiaries.  Neither the Company nor any Subsidiary has agreed or consented to  cause  or  permit  in  the  future  (upon  the  happening  of  a contingency  or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 7.4(a).

		(c)	Neither  the  Company  nor  any  Subsidiary  is  a  party  to  any agreement, or subject to  any  charter  or  other corporate restriction, which restricts its right or ability to incur Debt, other than this  Agreement,  the
Restated 1993 Noteholder Agreement and the Restated Credit Agreement.

	2.4	Financial Statements; Material Adverse Change.

		(a)	(i)  The  consolidated  balance  sheet  of  the  Company  and  its
Subsidiaries  as  of  January  28,  1995 and the related statements of income, retained earnings and changes in cash flows  for the fiscal year ended on such
date,  all  accompanied  by  reports  thereon  containing   opinions   without
qualification,   by  KPMG  Peat  Marwick  LLP,  independent  certified  public accountants, (ii) the  consolidated  balance  sheets  of  the  Company and its
Subsidiaries as of January 29, 1994, January 30, 1993, February  1,  1992  and
February  2,  1991 and the related statements of income, retained earnings and changes  in  cash  flows  for  the  fiscal  years  ended  on  such  dates, all accompanied by reports thereon containing opinions without  qualification,  by
Ernst  &  Young  LLP,  independent certified public accountants, and (iii) the consolidated balance sheet of the Company and its Subsidiaries as of April 29,
1995 and the related statements  of  income,  retained earnings and changes in cash flows for the three months ended on such date, copies of which have  been delivered  to  you,  have  been prepared in accordance with generally accepted accounting principles consistently applied,  and  present fairly the financial position of the Company and its Subsidiaries as of such dates and the  results of  their operations for such periods.  Such consolidated financial statements include the accounts  of  all  Subsidiaries  for  all  periods  during which a subsidiary relationship has existed.

		(b)	Since January 28, 1995, there  have  been  no  materially  adverse changes in the Properties, business, prospects, operating results or condition
(financial  or  otherwise)  of  either  Record  Town or of the Company and its
Subsidiaries, taken as a whole.

    2.5	Full Disclosure.

	The financial statements referred to in Section 2.4 do not, nor does this Agreement or any written statement furnished by or on behalf of the Company or Record Town to you in connection with this Agreement, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading, in light of the circumstances under which they were made. There is no agreement, restriction or other factual matter which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now reasonably foresee, will materially affect adversely the Properties, business, prospects, operating results or condition (financial or otherwise) of either Record Town or the Company and its Subsidiaries, taken as a whole, or the ability of the Company or Record Town to perform this Agreement and the Notes.

	2.6	Pending Litigation; Compliance with Law.

	There are no proceedings or investigations pending, or to the knowledge of the Company or Record Town threatened, against or affecting the Company or any Subsidiary in or before any court, governmental authority or agency or arbitration board or tribunal which, individually or in the aggregate, might materially and adversely affect the Properties, business, prospects, operating results or condition (financial or otherwise) of either Record Town or the Company and its Subsidiaries, taken as a whole, or the ability of Record Town or the Company to perform this Agreement and the Notes. Neither the Company nor any Subsidiary is in default with respect to any order, decree or judgment of any court, governmental authority or agency or arbitration board or tribunal or in violation of any laws or governmental rules or regulations where such default or violation might materially and adversely affect the Properties, business, prospects, operating results or condition (financial or otherwise) of either Record Town or the Company and its Subsidiaries, taken as a whole, or the ability of the Company or Record Town to perform this Agreement and the Notes.

	2.7	Title to Properties.

	The Company, and each Subsidiary, has good and marketable title in fee simple (or its equivalent under applicable law) to all the real Property, and has good title to all the other Property, it purports to own, including that reflected in the most recent balance sheet referred to in Section 2.4 (except as sold or otherwise disposed of in the ordinary course of business), free from Liens not permitted by Section 7.4(a).

	2.8	Patents and Trademarks.

	The Company, and each Subsidiary, owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

	2.9	Sale of Notes is Legal and Authorized; Obligations are Enforceable.

		(a)	Sale of Notes is Legal and Authorized.  Each of the issuance, sale and delivery of the Notes by  the  Company  and Record Town, the execution and delivery hereof by each of the Company and Record Town and compliance by  each of  the  Company,  Record  Town  and  each  other  Subsidiary  with all of the provisions hereof and of the Notes:

			(i)	    is within the corporate powers of the Company, Record Town and each such Subsidiary, respectively; and

			(ii)	is legal and does not  conflict with, result in any breach
of any of the provisions of, constitute a default  under,  or  result  in  the creation  of any Lien upon any Property of the Company or any Subsidiary under the  provisions  of,  any  agreement,  charter  instrument,  bylaw,  or  other instrument to which the Company or any  Subsidiary  is a party or by which any of them or their respective Properties may be bound.

		(b)	Obligations are  Enforceable.   Assuming  the  due  execution  and
delivery  by  the Purchasers of this Agreement, each of this Agreement and the
Notes has been duly authorized by all  necessary action on the part of each of the Company  and  Record  Town,  has  been  executed  and  delivered  by  duly authorized officers of each of the Company and Record Town and constitutes the legal,  valid  and  binding obligation of each of the Company and Record Town, enforceable in accordance with its terms except that the enforceability hereof and of the Notes may be:

			(i)	    limited by applicable bankruptcy, reorganization, arrangement, insolvency, moratorium or other  similar  laws affecting the enforceability of creditors' rights generally; and

			(ii)	subject to the availability of equitable remedies.

	2.10	No Defaults.

	No event has occurred and no condition exists which, upon the issuance of the Notes and the execution and delivery of this Agreement, would constitute a Default or an Event of Default. Neither the Company nor any Subsidiary is in violation in any respect of any term of any charter instrument, by-law or other instrument to which it is a party or by which it or any of its Property may be bound.

	2.11	Governmental Consent.

	Neither the nature of the Company or of any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the Notes or the execution, delivery and performance of this Agreement is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the offer, issue, sale or delivery of the Notes.

	2.12	Taxes.

		    (a)	All tax  returns  required  to  be  filed  by  the  Company or any
Subsidiary in any jurisdiction  have  in  fact  been  filed,  and  all  taxes, assessments,  fees  and  other  governmental  charges  upon the Company or any
Subsidiary, or upon any of  their respective Properties, income or franchises,
which are due and payable  have  been  paid.   Neither  the  Company  nor  any
Subsidiary  knows  of  any  proposed  additional  tax  assessment  against it.
Federal income tax  returns  of  the  Company  and  its Subsidiaries have been audited by the Internal Revenue Service or the statute of limitations has  run for  all  years  to  and including the fiscal year ending February 1, 1992 and there is no  liability  for  such  tax  asserted  against  the  Company or any
Subsidiary for that or any prior year.

		    (b)	The provisions for taxes on the books  of  the  Company  and  each
Subsidiary are adequate for all open years, and for its current fiscal period.
The  amount  of  the  reserve  for  Federal  income  taxes  reflected  in  the consolidated  balance  sheet of the Company and its Subsidiaries as of January
28, 1995 is an adequate provision  for  such  Federal income taxes, if any, as may be payable by the Company and its Subsidiaries for the fiscal  years  1992 through 1994, the only open years.

	2.13	Margin Securities.

	None of the transactions contemplated in this Agreement will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II or require that any filing be made under any thereof. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G, including margin stock originally issued by it.

	2.14	ERISA.

	Neither the Company nor any Related Person of the Company now maintains any "employee pension benefit plan", as such term is defined in Section 3 of ERISA (herein referred to as a "Pension Plan"), nor has the Company nor any Related Person maintained a Pension Plan in the past. No employee of the Company or of any of its Related Persons is entitled, as the result of current
employment  by  the  Company  or  any  Subsidiary,  to  participate   in   any
"multiemployer pension plan" as such term is defined in Section 4001(a)(3) of ERISA.

	2.15	Company Actions.

	Neither the Company, Record Town nor any other Subsidiary has taken any action or permitted any condition to exist which would have been prohibited by
Section 7 if such Section had been binding and effective at all times during the period from January 28, 1995 to and including the Effective Date.

	2.16	Restated Credit Agreement; Restated 1993 Noteholder Agreement.

		    (a)	The  Company  has  delivered  to  the Purchaser true, complete and correct copies of each of the  Restated Credit Agreement and the Restated 1993
Noteholder Agreement (together, the "Other Restructuring Documents"), together with all exhibits, schedules and disclosure letters  referred  to  therein  or delivered  pursuant  thereto,  and  all  amendments  thereto, waivers relating thereto and other  side  letters  or  agreements  affecting the terms thereof.
None of such documents and agreements has been amended  or  supplemented,  nor have  any  of the provisions thereof been waived, except pursuant to a written agreement  or  instrument  which  has  heretofore  been  consented  to  by the
Purchaser and no consent or waiver has been granted  by  the  Company  or  any
Subsidiaries  thereunder.   Each of the Other Restructuring Documents has been
duly executed and delivered by the Company,  and, to the best of the Company's knowledge, by each other party thereto and  is  a  legal,  valid  and  binding obligation  of  the  Company,  and, to the best of the Company's knowledge, of each other party thereto, enforceable, in all material respects, in accordance with its  terms,  except  as  enforceability  may  be  limited  by bankruptcy, insolvency or other similar laws affecting the rights of  creditors  generally and  by  general  equitable  principles  (whether  enforcement  is  sought  by proceedings in equity or at law).

		    (b)	The  representations and warranties of the Company, any Subsidiary and each other party to the Other  Restructuring Documents are, to the best of the Company's knowledge, true and correct in  all  material  respects  on  the
Effective  Date  as  if made on and as of such date.  Such representations and warranties, together with the definitions  of  all defined terms used therein, are by this reference deemed incorporated herein  mutatis  mutandis,  and  the
Purchaser  is  entitled  to  rely  on the accuracy of such representations and warranties.

		(c)	To the best of the  Company's  knowledge,  each party to the Other
Restructuring Documents has complied in all material respects with  all  terms and provisions contained therein on its part to be observed.

3.  CLOSING CONDITIONS

	The amendment and restatement of the Existing Note Agreement and the Existing Notes, and the substitution of the Notes for the Existing Notes are subject to the satisfaction, on or before June 30, 1995, of the following conditions precedent:

	3.1	Opinions of Counsel.

	You shall have received from

		(a)	Matthew H. Mataraso, counsel for the Company and Record Town, and

		(b)	Jones,  Day,  Reavis & Pogue, special counsel for the Company and
Record Town,

closing opinions, each dated as of the Effective Date, substantially in the respective forms set forth in Exhibits D and E hereto and as to such other matters as you may reasonably request. This Section 3.1 shall constitute direction by the Company to such counsel to deliver such closing opinions to you.

	3.2	Compliance with this Agreement.

	The Company and Record Town shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company and Record Town, respectively, on or prior to the Effective Date, and such performance and compliance shall remain in effect on the Effective Date.

	3.3	Private Placement Number.

	The Company shall have obtained from Standard & Poor's Corporation and furnished to you a private placement number for the Notes.

	3.4	Other Purchasers.

	The Company, Record Town and all holders of Notes shall have entered into this Agreement and each party thereto shall be prepared to perform its respective obligations hereunder.

	3.5	Restated Credit Agreement.

	The Company, Record Town and the Banks shall have entered into the Restated Credit Agreement, which agreement, and all documents and instruments executed and delivered in connection therewith, shall be in form and substance satisfactory to you.

	3.6	Restated 1993 Noteholder Agreement.

	The Company, Record Town and each of the 1993 Noteholders shall have entered into an agreement amending the Existing 1993 Noteholder Agreement, which agreement, and all documents and instruments executed and delivered in connection therewith, shall be in form and substance satisfactory to you.

	3.7	Intercreditor Agreement.

	You, each of the 1993 Noteholders and the Banks shall have executed and delivered an Intercreditor Agreement (the "Intercreditor Agreement"), and such Intercreditor Agreement, and all documents and instruments executed and delivered in connection therewith, shall be in form and substance satisfactory to all parties thereto, and such Intercreditor Agreement shall be in full force and effect.

	3.8	Restructuring Fee.

	In consideration of your willingness to enter into the transactions contemplated hereby, the Company shall have paid to each Purchaser, and each Purchaser shall have received, a restructuring fee equal to the product of:

		(a)	twenty-five one-hundredths of one percent (0.25%); times

		(b)	the  outstanding  principal  amount  of  the  Notes  held  by such
Purchaser on the Effective Date.

Such payment shall be made by wire transfer of immediately available funds to the account to which the Company is obligated to make payments of interest in respect of the Notes.

	3.9	Expenses.

	All fees and disbursements required to be paid pursuant to Section 1.6(a)(ii), Section 1.6(a)(iii) and Section 1.6(b) hereof shall have been paid in full.

	3.10	Interest on Existing Notes.

	The Company shall have paid to you all accrued interest on the Existing Notes to (but not including) the Effective Date at the rate of 11.18% per annum.

	3.11	Subsidiary Guaranties

	Each Subsidiary (other than Record Town) shall have executed and delivered an agreement to the effect and substantially in the form of Exhibit F hereto unconditionally guarantying payment of the Notes.

	3.12	Proceedings Satisfactory.

	All proceedings taken in connection with the issuance of the Notes and all documents and papers relating thereto shall be satisfactory to you and your special counsel. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith, all in form and substance satisfactory to you and your special counsel.

4.  DIRECT PAYMENT

	The Company agrees that, notwithstanding any provision in this Agreement or the Notes to the contrary, it will pay all sums becoming due to any institutional holder of Notes in the manner provided in Exhibit A or in any other manner as any institutional holder may designate to the Company in writing (without presentment of or notation on the Notes).

5.  REPAYMENTS

	5.1	Mandatory Early Repayments.

		(a)	In  addition  to  paying the entire remaining principal amount and interest due on the Notes at maturity,  the Company and Record Town agree on a joint and several basis to repay, and there shall become due and payable,  Six
Hundred Twenty-Five Thousand and 00/100 Dollars ($625,000.00) principal amount
of   the   Notes  on  June  30,  1995  and  One  Million  and  00/100  Dollars
($1,000,000.00) principal amount of the Notes  on January 31, 1996.  Each such repayment shall be at one hundred  percent  (100%)  of  the  principal  amount repaid, together with interest accrued thereon to the date of repayment.

		(b)	The early repayment of any of the Notes pursuant to Section 5.2 or
Section  5.5  or the acquisition of the Notes by the Company or any Subsidiary shall not reduce or otherwise affect  the obligations of the Company or Record
Town to make any repayment required by Section 5.1(a).  If at any time one  or more  holders  of  the  Notes shall be repaid in whole pursuant to Section 5.4
(each such repayment  herein  called  an  "Extraordinary Repayment"), then the principal amount of the Notes required to be repaid pursuant to Section 5.1(a)
on each principal payment date following such Extraordinary Repayment shall be automatically reduced to an  amount  which  equals  the  product  of  (i)  the principal  amount  of  the Notes required to be repaid on such date multiplied
(ii) by a fraction the  numerator  of  which shall equal $47,500,000 minus the cumulative aggregate principal amount repaid pursuant  to  Section  5.4  after giving  effect  to  such  Extraordinary Repayment and the denominator of which shall equal $47,500,000.

	5.2	Early Repayment Option.

	Subject to Section 7.5(b) of this Agreement, the Company and Record Town may prepay the Notes, in whole or in part, at any time at a price equal to the principal amount to be repaid together with interest on the principal amount so repaid accrued to the repayment date. All such optional repayments shall be allocated among the outstanding Notes held by each holder, as nearly as may be practicable, on a pro rata basis in proportion to the respective unpaid principal amounts so held.

	5.3	Notice of Optional Repayment.

	The Company will give notice of any optional repayment of the Notes to each holder of the Notes not less than ten (10) days nor more than sixty (60) days before the date fixed for repayment, specifying:

		(a)	such date;

		(b)	the principal amount of the Notes and of such holder's Notes to be repaid on such date; and

		(c)	the accrued interest applicable to the repayment.

Notice of repayment having been so given, the principal amount of the Notes specified in such notice, together with the accrued interest thereon, shall become due and payable on the repayment date.

	5.4	Repayment Upon Change of Control.

	The Company or Record Town will repay, and there shall be due and payable on the forty-fifth (45th) day following notice by the Company to the holders of Notes of a proposed Change of Control pursuant to Section 8.1(i) (or on the next succeeding Business Day if such forty-fifth (45th) day is not a Business
Day),  all  of the Notes held by each holder of Notes; provided, that a holder of any Note may give notice to  the  Company on or before the thirtieth (30th)
day following receipt by such holder of such notice from the Company, that such holder elects to forego such repayment pursuant to this Section 5.4, of
the Notes held by  it.   Any  such  repayment  must  be effective prior to the
effective time of any proposed Change of Control. The amount required to be paid to such holder shall be equal to one hundred percent (100%) of the principal amount of the Notes so repaid, together with interest accrued thereon to the date of repayment.

	If the Company shall fail to provide the notice required by Section 8.1(i), any holder of the Notes upon acquisition of knowledge of the failure by the Company to comply  with  the  notice requirements of Section 8.1(i) may
give notice to the Company of such failure.   The  Company  shall  immediately
provide a copy of such notice to each other holder of the Notes and for purposes of the foregoing provisions of this Section 5.4, the date upon which such notice was given by such holder to the Company shall be deemed to be the date of notice by the Company of such proposed Change of Control.

	5.5	Repayment Upon Material Asset Sale.

	Not more than two Business Days following the consummation of any sale of Property of the Company or its Subsidiaries in one transaction or a series of related transactions, other than a sale of inventory in the ordinary course of the Company's business or in connection with store closings, which sale results in net proceeds equal to or greater than $500,000, the Company and Record Town will repay, and there shall become due and payable, an amount equal to the product of (a) the net proceeds of such sale multiplied by (b) a fraction, the numerator of which shall equal $17,500,000 and the denominator
of which is $140,000,000.   Nothing  in  this  Section  5.5 shall be deemed to
permit such an asset sale without the consent of the Purchaser obtained in accordance with Sections 7.13 and 11.5 of this Agreement.

6.  REGISTRATION; SUBSTITUTION OF NOTES

	6.1	Registration of Notes.

	The  Company  will  cause  to be kept at its office maintained pursuant to
Section 7.3, a register for the registration and transfer of the Notes. The names and addresses of the holders of the Notes, the transfer thereof and the names and addresses of the transferees of any of the Notes will be registered in the register. The Person in whose name any Note is registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement, and the Company shall not be affected by any notice or knowledge to the contrary.

	6.2	Exchange of Notes.

	Upon surrender of any Note to the Company at its office maintained pursuant to Section 7.3, the Company, upon request, will execute and deliver, at its expense (except as provided below), new Notes in exchange therefor, in denominations of at least One Hundred Thousand Dollars ($100,000) (except as may be necessary to reflect any principal amount not evenly divisible by One Hundred Thousand Dollars ($100,000)), in an aggregate principal amount equal to  the  unpaid  principal amount of the surrendered Note.  Each such new Note
(a) shall be payable to such Person as the surrendering holder may request and
(b) shall be dated and bear interest from the date to which interest has been paid on the surrendered Note or dated the date of the surrendered Note if no
interest  has  been  paid  thereon.   The Company may require payment of a sum
sufficient to cover any stamp tax or governmental charge imposed in respect of any transfer.

	6.3	Replacement of Notes.

	Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and

		(a)	in the case of loss, theft or destruction, of indemnity reasonably satisfactory  to  it  (provided, if the holder of the Note is an institutional investor, its own agreement of indemnity  shall be deemed to be satisfactory),
or

		(b)	in the case of mutilation, upon surrender and cancellation of  the
Note,

the Company at its expense will execute and deliver a new Note of like tenor, dated and bearing interest from the date to which interest has been paid on the lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has been paid thereon.

7.  COMPANY BUSINESS COVENANTS

	The Company and Record Town covenant that on and after the date of this Agreement until the Notes are paid in full:

	7.1	Payment of Taxes and Claims.

	The Company, and each Subsidiary, will pay, before they become delinquent,

		(a)	all taxes, assessments and  governmental charges or levies imposed upon it or its Property other than deficiencies which arise  in  the  ordinary course  and  are  identified  through  audits  and  with  respect to which (i)
adequate book reserves have  been  established  with  respect thereto and (ii)
such amounts due are paid by the Company or such Subsidiary  immediately  upon final determination that such amounts are due, and

		(b)	all  claims  or  demands of any kind (including but not limited to those of materialmen, mechanics,  carriers,  warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of  a  Lien  upon its Property;

provided, that items in clauses (a) and (b) above need not be paid while being contested in good faith and by appropriate proceedings, if and for so long as
(i) adequate book reserves have been established with respect thereto and (ii) the owning Person's title to its Property is not materially adversely affected and its use of the Property in the ordinary course of its business is not materially interfered with.

	7.2	Maintenance of Properties and Corporate Existence.

	The Company will, and will cause each Subsidiary to:

		(a)	Property.  Maintain its Property in  good  condition,  subject  to ordinary  wear  and  tear,  and  make  all  necessary  renewals, replacements,
additions,  betterments  and  improvements   thereto;  provided  that  nothing
contained in this Section 7.2 shall  prevent  the  Company  from  closing  any specific store location pursuant to Section 7.13 hereof;

		(b)	Insurance.    Maintain,   with  financially  sound  and  reputable
insurers, insurance with respect to  its  Properties and business against such casualties and contingencies,  of  such  types  (including  public  liability, larceny,  embezzlement  or  other  criminal  misappropriation insurance) as is customary in the case  of  corporations  of established reputations engaged in the same or  a  similar  business  and  similarly  situated,  and  in  amounts acceptable to the Purchaser.

		(c)	Financial Records.  Keep accurate books of records and accounts in which  full and correct entries will be made of all its business transactions,
and  will  reflect  in   its   financial   statements  adequate  accruals  and
appropriations  to  reserves,  all  in  accordance  with  generally   accepted
accounting principles;

		(d)	Corporate Existence and Rights.  Do or cause to be done all things necessary  (i)  to  preserve  and keep in full force and effect its existence, rights and franchises and  (ii)  to  maintain  each Restricted Subsidiary as a
Restricted Subsidiary, except as otherwise  permitted  by  Sections  7.13  and
7.14; and

		(e)	Compliance  with Law. Not be in violation of any laws, ordinances, orders, judgments or decrees or governmental rules and regulations to which it is subject and will not fail  to maintain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, if such violation or  failure  to  maintain might  reasonably  be  expected to materially adversely affect the Properties, business, prospects, operating results  or  condition (financial or otherwise)
of Record Town or the Company and its Subsidiaries, taken as a whole.

	7.3	Maintenance of Office.

	The Company and Record Town each will maintain an office in the State of New York where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it. Such offices shall be maintained at 38 Corporate Circle, Albany, New York 12203 until such time as the Company shall notify the holders of the Notes of a change of location.

	7.4	Liens and Encumbrances.

		(a)	Negative  Pledge.   Neither  the  Company   nor   any   Restricted
Subsidiary will (1) cause or permit or (2) agree or consent to cause or permit in  the  future (upon the happening of a contingency or otherwise), any of its
Property, whether now owned or  hereafter  acquired,  to  be subject to a Lien except:

			(1)	Liens securing the payment of taxes, assessments, governmental
charges  or  levies,  or  the  claims  or  demands  of  mechanics,   carriers,
warehousemen, landlords and other like Persons, provided, that (A) they do not in the aggregate materially reduce the value of any Properties subject to such
Liens  or  materially  interfere  with  their  use  in  the ordinary course of business and (B) if appropriate, all  claims which such Liens secure are being actively contested in good faith and by appropriate proceedings;

			(2)	Liens incurred or deposits made  in  the  ordinary  course  of business (A) in connection with worker's compensation, unemployment insurance, social  security  and  other  like  laws,  or (B) to secure the performance of
letters  of  credit,  bids,   tenders,   sales  contracts,  leases,  statutory
obligations,  surety,  appeal  and  performance  bonds   and   other   similar
obligations  in  each  case  not  incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property (except for payment  of  the  purchase price of inventory acquired with the use of letters of credit in the ordinary course of business);

			(3)	Liens on Property of a Restricted Subsidiary,  provided,  they secure only obligations owing to the Company or another Restricted Subsidiary;

			(4)	Liens   created   by  or  resulting  from  any  litigation  or
proceedings that are being contested in  good  faith, and Liens arising out of judgments  or  awards  against  the  Company  or  any  Restricted  Subsidiary, provided, that (A) the Company or such Restricted Subsidiary is in good  faith prosecuting  an appeal or proceedings for review of such Liens incurred by the

Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or such Restricted Subsidiary is a party, so long as the Company has set aside adequate accounting reserves; and (B) such Liens do not in the aggregate materially reduce the value of any of the Properties subject to the Liens or materially interfere with their use in the ordinary conduct of the owning company's business;

			(5)	Liens  or  deposits  in  connection  with  leases,  subleases, easements, rights of way, restrictions  and other similar encumbrances granted to others in the ordinary course of business so long as they  do  not  in  the aggregate materially reduce the value of any Properties subject to the Liens;

			(6)	Easements,  rights-of-way,  or  restrictions and other similar encumbrances incurred in the ordinary  course  of business and not interfering with the ordinary conduct of the business of the  Company  or  any  Restricted
Subsidiary;

			(7)	Purchase Money Mortgages or conditional sale, finance lease or other  title retention agreements or other Liens incurred, taken subject to or assumed in connection with the purchase, lease, improvement or construction of
Property  or  to  secure  indebtedness  incurred  solely  for  the  purpose of financing the acquisition, lease, construction or improvement of any  of  such
Property to be subject to such mortgages, agreements or other Liens, provided, however,  that such Purchase Money Mortgages (A) shall be permitted by Section
7.5(a)(iv) and (B) shall not encumber any assets of the Company other than the
Property so purchased;

			(8)	Liens arising by operation of  law  and in the ordinary course of business in the form of rights of  setoff,  appropriation  and  application against  the  deposits and credits of the Company or any Restricted Subsidiary in favor  of  the  banks  where  such  deposits  or  credits  are located, and
including  any  rights  arising  pursuant  to  a  participation   or   similar
contractual agreement among any such bank and other banks which are members of a group providing credit to the Company whereby such bank agrees to share such rights of setoff with other banks which are members of such group; and

			(9) Liens set forth on Part 2.3(b) of Exhibit C hereto.

		(b)	Equal  and  Ratable Lien; Equitable Lien.  In case any Property is subjected to a Lien in violation  of  Section 7.4(a), the Company will make or cause to be made provision whereby the  Notes  will  be  secured  equally  and ratably  with all other obligations secured thereby, and in any case the Notes shall have the benefit, to the  full  extent  that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes.  Such violation of Section  7.4(a)  shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this Section 7.4(b).

	7.5	Limitations On Debt Incurrence; Prepayments and Amendments.

Neither the Company nor any Restricted Subsidiary will:

		(a)  be  or become liable for any Adjusted Funded Debt other than:
(i) the Notes; (ii) the 1993 Notes; (iii) indebtedness not to exceed $75,000,000 in aggregate principal amount (the "Credit Agreement Debt") outstanding under the Restated Credit Agreement; (iv) indebtedness to others incurred for the purpose of purchasing equipment, to the extent permitted by
Section 7.25, used or useful in the ordinary course of business of the Company
or  its  Subsidiaries  (provided  that  the  aggregate  amount  of  all   such
indebtedness  shall  not  exceed $2,000,000 in any fiscal year); and (v) other
indebtedness  outstanding  on  the   Effective   Date  and  reflected  on  the
consolidated balance sheet of the Company as of January 28, 1995,

		(b)  make  any  optional  prepayment  of  any  Debt  or consent to any optional reduction of the Commitment  if,  as  a result thereof, the amount of the Commitment and the outstanding principal amounts of the Notes and  of  the
1993  Notes do not bear the same relative proportion to one another as was the case on the Effective Date, or

		(c) amend any agreement governing or evidencing any Debt.

	7.6	Subsidiary Debt.

	No Restricted Subsidiary, except for Record Town, will become liable for, have outstanding, or permit its Property to be subject to, any Prior Indebtedness.

	7.7	Current Ratio.

	As of the last day of the first, second and fourth fiscal quarters of the Company during each fiscal year, Consolidated Current Assets shall be not less than 140% of Consolidated Current Liabilities. As of the last day of the third fiscal quarter of the Company during each fiscal year, Consolidated
Current  Assets  shall  be  not  less  than  125%  of   Consolidated   Current
Liabilities.   For  purposes of computations made to determine compliance with this Section 7.7, the actual cash balance of the Company and the Restricted Subsidiaries shall be deemed to be reduced by the amount thereof in excess of the product of $10,000 multiplied by the number of retail stores of the Company and the Restricted Subsidiaries actually open for business on the date of such computation, and any such excess shall be deemed to reduce accounts payable.

	7.8	Maintenance of Ownership.

    The Company shall at all times directly or indirectly own, free and clear of all Liens (except as otherwise permitted by Section 7.4(a)(4)), 100% of the outstanding capital stock of Record Town.

	7.9	Fixed Charge Ratio.

	The Company shall maintain, at the end of each of the first, second and third fiscal quarter of each fiscal year, Consolidated Income Available for Fixed Charges of not less than 120% of Consolidated Fixed Charges for the immediately preceding 12 month period. The Company shall maintain, at the end of the fourth fiscal quarter of each fiscal year, Consolidated Income Available for Fixed Charges of not less than 115% of Consolidated Fixed Charges for the immediately preceding 12 month period.

	7.10	Tangible Net Worth.

	The Company will maintain Consolidated Tangible Net Worth of not less than $103,000,000 at the end of each of the first three fiscal quarters of each fiscal year, and $112,000,0000 at the end of each fiscal year.

	7.11	Tangible Net Worth of Record Town.

	The Company will at all times cause Record Town to maintain Tangible Net Worth of not less than $10,000,000.

	7.12	Distributions and Investments.

	Neither the Company nor any Restricted Subsidiary will declare, make or become obligated to make any Distribution or make or become obligated to make any Restricted Investment.

	7.13	Sale of Property and Subsidiary Stock.

	Neither the Company nor any Restricted Subsidiary will (x) sell, lease, or otherwise transfer any of its Property (including, without limitation, the sale or discount of accounts receivable or notes receivable), or (y) permit any Restricted Subsidiary to issue or transfer any shares of its stock or any other Securities exchangeable or convertible into its stock (such stock and other Securities being called "Subsidiary Stock"), if the effect would be to reduce the direct or indirect proportionate interest of the Company in the outstanding Subsidiary Stock of the Restricted Subsidiary whose shares are the subject of the transaction, provided that these restrictions do not apply to:

			(1)	the issue of directors' qualifying shares; and

			(2)	the  transfer of Property (other than Subsidiary Stock) in the ordinary course of business.

	7.14	Merger and Consolidation.

	The Company will not, and will not permit any Restricted Subsidiary to, be a party to any merger or consolidation or sell, lease or otherwise transfer all or substantially all of its Property.

	7.15	Guaranties.

	Neither the Company nor any Restricted Subsidiary will become liable for any Guaranty (except a Guaranty of any indebtedness, dividend or other obligation as to which the Company or a Restricted Subsidiary of which the Company enjoys at least 80% of the Economic Benefit is the primary obligor), unless (i) such Guaranty is permitted by Sections 7.5, 7.6 and 7.7, to the extent applicable, and (ii) the maximum amount of indebtedness, dividend or other obligation being guaranteed can be mathematically determined at the time the Guaranty is issued.

	7.16	ERISA Compliance.

	Neither the Company nor any Related Person will at any time permit any Pension Plan maintained by it to:

			(i)	    engage in any "prohibited  transaction"  as  such  term is defined in Section 4975 of the Internal Revenue Code of 1986, as  amended,  or described in Section 406 of ERISA;

			(ii)	incur any "accumulated funding deficiency" as such term is
defined in Section 302 of ERISA, whether or not waived; or

			(iii)	terminate  under  circumstances  which could result in the
imposition of  a  Lien  on  the  Property  of  the  Company  or any Restricted
Subsidiary pursuant to Section 4068 of ERISA.

	7.17	Transactions with Affiliates.

	Neither the Company nor any Restricted Subsidiary will enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

	7.18	Tax Consolidation.

	The Company will not file or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

	7.19	Acquisition of Notes.

	Neither the Company nor any Restricted Subsidiary nor any Affiliate will, directly or indirectly, acquire or make any offer to acquire any Notes unless the Company or such Restricted Subsidiary  or Affiliate has offered to acquire
Notes, pro rata, from all holders of the Notes and upon the  same  terms.   In
case the Company acquires any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

	7.20	Lines of Business.

	Neither the Company nor any Subsidiary will engage in any line of business if as a result thereof the business of the Company and its Subsidiaries taken as a whole would not be substantially the same as what it was at January 28, 1995 as described in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995.

	7.21	Required Subsidiary Guaranties.

	The Company shall cause its Subsidiaries other than Record Town to enter into a guaranty of the Notes pursuant to an agreement to the effect and substantially in the form of Exhibit F hereto. Each Subsidiary required to execute a Subsidiary Guaranty pursuant to the provisions of Section 3.11 or this Section 7.21 shall be a "Required Guarantor".

	7.22	Limitations on Preferred Stock.

	Neither the Company, Record Town nor any other Restricted Subsidiary will issue (i) any Preferred Stock which by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable) is exchangeable for Debt at the option of the holder thereof on or prior to July
31, 2000 or (ii) any Special Preferred Stock unless the issuance of such Special Preferred Stock is permitted at such time pursuant to Section 7.5.

	7.23	Limitation on Inventory Turnover.

	The Company will not permit Inventory Turnover to fall below the following amounts at the end of the following fiscal quarters of each fiscal year:

			    Fiscal Quarter		    Amount
                ______________          ______

			    First				    	.3
			    Second				        .6
			    Third				    	.7
			    Fourth				       1.4

    7.24	Maintenance of Consolidated EBITDA.

	The Company shall maintain Consolidated EBITDA at not less than the following amounts for each of the periods set out below:

            Period (dates inclusive)                   Amount
            _______________________                    ______

             1/29/95 to  4/29/95                    ($1,000,000)
             1/29/95 to  7/29/95                    ($2,000,000)
             1/29/95 to 10/28/95                    ($2,000,000)
             1/29/95 to  2/3/96                     $24,000,000
             2/4/96  to  5/4/96                     ($1,000,000)

	7.25	Limitation on Capital Expenditures.

	The  Company  and  the  Restricted   Subsidiary  shall  not  make  capital
expenditures which, in the aggregate, exceed the following amounts in the following fiscal years:

		Period (dates inclusive)			  Amount
		_______________________				  ______

		1/29/95 to 2/3/96					$10,600,000
		2/4/96 to 7/31/96					 $6,000,000

	7.26	Limitation on Leases.

	Neither the Company nor any Restricted Subsidiary shall be or become liable under any agreement for the lease, hire or use of any personal property if the sum of (a) the aggregate maximum amount of all obligations of the Company and its Restricted Subsidiaries pursuant to all such agreements in the current or any future fiscal year plus (b) the aggregate outstanding
indebtedness  permitted  under  Section   7.5(a)(iv)   hereof   would   exceed
$2,000,000.    Anything   contained   in   this   Section   to   the  contrary
notwithstanding, this provision shall not apply to a Financing Lease.

	7.27	Limitation on Sale and Leaseback.

	Neither the Company nor any Restricted Subsidiary shall enter into any arrangement with any Person whereby the Company or any Restricted Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which the Company or such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

	7.28	Limitation on Changes in Fiscal Year.

	The Company shall not permit its fiscal year or the fiscal year of any Restricted Subsidiary to end on a day other than the Saturday closest to the last day of January, or change the method of determining fiscal quarters.

	7.29	Limitation on Debt to Consolidated Tangible Net Worth.

	The Company shall not permit the ratio of (a) total liabilities of the Company and its Restricted Subsidiaries to (b) Consolidated Tangible Net Worth to exceed:

			(i) 2.15 to 1.0 at any fiscal year-end;

			(ii) 2.30 to 1.0 as of the end of the first fiscal quarter of each fiscal year;

			(iii) 2.50 to 1.0 as of the end of the second  fiscal  quarter  of each fiscal year; and

			(iv)  3.0 to 1.0 as of the end of the third fiscal quarter of each fiscal year.

For purposes of computations made to determine compliance with this Section 7.29, (x) Consolidated Tangible Net Worth shall be deemed to be reduced by the amount (the "Excess") by which cash on hand or cash equivalents as reflected on the Company's balance sheet exceeds the product of $10,000 multiplied by the number of retail stores of the Company and the Restricted Subsidiaries actually open for business on the date of computation, and (y) the Excess shall be deemed to reduce total liabilities dollar for dollar.

	7.30	Store Openings and Closings.

			(a)	Store Openings.  The Company  shall  not, and shall not permit any Restricted Subsidiary to, (i) open any new store  other  than  relocations and  twenty-two  (22)  new  stores,  in  each case, to the extent specifically provided for during the period from  the  Effective Date through July 31, 1996 in the Company's business plan as presented to the Purchaser  on  January  23,
1995 (the "Business Plan"), or (ii) enter into any lease in connection with or for  the  purpose  of  opening any new store other than the seventeen (17) new leases specifically provided for  during  the  period  from the Effective Date through July 31, 1996 in  the  Business  Plan,  provided,  however,  that  the capital  expenditures  with  respect  to  the  opening  of a new store may not
exceed,  in  the  aggregate,   Ten   Million   Six  Hundred  Thousand  Dollars
($10,600,000)  during  the  1995  fiscal  year,  and   Six   Million   Dollars
($6,000,000)  during  the 1996 fiscal year, and provided, further, that in the ordinary course  of  business  the  Company  and  Record  Town  may enter into renewals of existing store leases.

		(b)	Store Closings.  As of the end  of each fiscal quarter, the number of retail stores closed during the period from January 29, 1995  through  such date  shall be not less than the number of retail stores scheduled for closure during such period as set forth in the Business Plan.

	7.31	No Amendment of Debt Instruments.

	The Company shall not, without the prior written consent of the Purchaser, amend, modify or supplement any of the terms of the Other Restructuring Documents (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

8.  INFORMATION AS TO COMPANY

	8.1	Financial and Business Information.

	The Company will deliver to you, and to each other institutional holder of outstanding Notes, and, in the case of 8.1(b) below, to the National Association of Insurance Commissioners, Securities Valuation Office, 195 Broadway, 19th Floor, New York, New York 10007:

		(a)	Quarterly Statements.  Within sixty (60) days  after  the  end  of each  of  the  first three quarterly fiscal periods in each fiscal year of the
Company, two copies of:

			(i)		a  consolidated  balance  sheet  of  the  Company  and its
consolidated subsidiaries and of the Company and its  Restricted  Subsidiaries
as at the end of that quarter, and

			(ii)	consolidated  statements  of income, retained earnings and
cash flows of  the  Company  and  its  consolidated  subsidiaries,  and of the
Company and its Restricted Subsidiaries, for that quarter and (in the case  of the  second and third quarters) for the portion of the fiscal year ending with that quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified by a principal financial officer of the Company as presenting fairly the financial condition of the companies being reported upon and as having been prepared in accordance with generally accepted accounting principles consistently applied;

		(b)	Annual  Statements.  Within ninety (90) days after the end of each fiscal year of the Company, two copies of:

			(i)		a  consolidating  and  consolidated  balance  sheet of the
Company  and  its  consolidated  subsidiaries,  and  of  the  Company  and its
Restricted Subsidiaries, as at the end of that year, and

			(ii)	consolidating   and  consolidated  statements  of  income,
retained  earnings  and  cash  flows  of  the  Company  and  its  consolidated subsidiaries, and of the  Company  and  its  Restricted Subsidiaries, for that year,

setting forth in each case in comparative form the figures for the previous fiscal year, and, in the case of such consolidated financial statements, accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements fairly present the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

		(c)	Audit Reports.  Promptly upon  receipt  thereof,  one copy of each other report submitted  to  the  Company  or  any  Subsidiary  by  independent accountants  in  connection  with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

		(d)	SEC and Other Reports.  Promptly upon their becoming available one copy of  each  report,  notice  or  proxy  statement  sent  by  the Company to stockholders generally, and of  each  periodic  report  and  any  registration
statement,   prospectus  or  written  communication  (other  than  transmittal letters) in respect thereof  filed  by  the  Company  with, or received by the
Company  in  connection  therewith  from,  any  securities  exchange  or   the
Securities and Exchange Commission or any successor agency;

		(e)	ERISA.  Immediately upon becoming aware of the occurrence of any

			(i)		"reportable event" as such term is defined in Section 4043
of ERISA, or

			(ii)	"accumulated funding deficiency"  as  such term is defined
in Section 302 of ERISA, or

			(iii)	"prohibited transaction",  as  such  term  is  defined  in
Section 4975 of the Internal Revenue Code of 1986, as amended, or described in
Section 406 of ERISA,

in connection with any Pension Plan or any trust created thereunder, a notice specifying the nature thereof, what action the Company or a Related Person is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

		(f)	Notice  of Default or Event of Default.  Immediately upon becoming aware of the existence  of  any  Default  or  Event  of Default hereunder or a
Default or Event of Default under the Restated Credit  Agreement  (as  defined therein),  or a Default or Event of Default under the Restated 1993 Noteholder
Agreement (as defined therein), a notice  describing its nature and the action the Company is taking with respect thereto;

		(g)	Notice of Claimed Default.  Immediately upon becoming  aware  that the  holder  of  any  Note  or  of  any Debt or Security of the Company or any
Subsidiary has given  notice  or  taken  any  other  action  with respect to a claimed default or Event of Default, a notice specifying the notice  given  or action  taken  by  such  holder, the nature of the claimed default or Event of
Default and the action the Company is taking with respect thereto;

		(h)	Report on Proceedings.  Within fifteen (15) days after the Company obtains knowledge thereof,  notice  of  any  litigation (provided, that notice need not be given of any  litigation  fully  covered  by  insurance  and  with respect to which such coverage is not disputed) or any governmental proceeding pending  against  the  Company  or  any Subsidiary in which the damages sought exceed Five  Hundred  Thousand  Dollars  ($500,000)  or  which might otherwise materially adversely affect the  Properties,  business,  prospects,  operating results or condition (financial or otherwise) of Record Town or of the Company and its Subsidiaries, taken as a whole, or of any Guarantor;

		(i)	Change  of  Control.   Not  later than two (2) Business Days after
knowledge that a Change of Control  is  proposed to occur, a notice specifying
(1) the date on which such proposed Change of Control is expected to occur and describing such Change of Control in detail, and (2) that each holder of Notes shall be repaid in full at par pursuant to  Section  5.4  unless  the  Company receives  a  notice  from  the holder within thirty (30) days of such holder's receipt of the Company's  notice,  or  as  otherwise  provided in Section 5.4, indicating that such holder elects to forego the Section 5.4 repayment; and

		(j)	Requested Information.  With  reasonable  promptness,  such  other data and information as from time to time may be reasonably requested.

	8.2	Officers' Certificates.

	Each set of financial statements delivered pursuant to Section 8.1(a) or 8.1(b) will be accompanied by a certificate of the President or a Vice President and the Treasurer or an Assistant Treasurer of the Company setting forth:

		(a)	Covenant   Compliance   --  the  information  (including  detailed
calculations) required in order to  establish compliance with the requirements of Section 7  during  the  period  covered  by  the  income  statements  being furnished; and

		(b)	Event of Default -- a statement that the signers have reviewed the relevant  terms  of  this Agreement and have made, or caused to be made, under their supervision, a review of  the  transactions and condition of the Company and its Subsidiaries from the beginning of the period covered  by  the  income statements being furnished and that the review has not disclosed the existence during  such period of any Default or Event of Default or, if any such Default or Event of Default existed  or  exists,  describing its nature and the action the Company has taken with respect thereto.

	8.3	Accountants' Certificates.

	Each set of annual financial statements delivered pursuant to Section 8.1(b) will be accompanied by a certificate of the accountants who certify such financial statements, stating that they have reviewed this Agreement and whether, in making their audit, they have become aware of any Default or Event of Default, and, if any Default or Event of Default then exists, describing its nature.

	8.4	Inspection.

	The Company will permit your representatives and the representatives of each other institutional holder of the Notes, at the Company's expense, to visit and inspect any of the Properties of the Company or any Subsidiary, to examine and make copies and abstracts of all their books of account, records, and other papers, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries) all at
reasonable times and as often as may be reasonably requested.   All  nonpublic
information furnished to you pursuant to this Agreement shall be treated as confidential information by you. You agree to use your reasonable efforts to refrain from disclosing such information to any other Person (excluding any of your officers, employees, agents or counsel), except (1) in connection with selling or otherwise realizing upon your interest in the Notes, (2) as may be necessary or desirable in connection with a request by governmental agency, regulatory or supervisory authority or court having or claiming jurisdiction over you including, without limitation, the National Association of Insurance Commissioners, (3) information obtained from a third party which is not subject to the provisions of this Section 8.4, (4) information is otherwise publicly available, (5) in connection with the enforcement of your rights hereunder or under the Note and (6) disclosures to other Purchasers or any subsequent holders of the Notes.

	8.5	Quarterly Meetings.

	Within thirty (30) days after the end of each fiscal quarter of the Company, Robert J. Higgins, and such other representatives of the Company as the Purchaser may request, shall make themselves available at a reasonably convenient location to meet with representatives of the Purchaser to discuss the Company's budget, Business Plan and other finances and affairs of the Company, provided, however, that this requirement may be waived with respect to any quarter by the holders of not less than seventy-five percent (75%) of the outstanding principal amount of the Notes.

	8.6	Additional Financial Information.

	The Company shall promptly deliver monthly unaudited financial statements (substantially consistent with the requirements of Part I, Item 1 of Form 10-Q under the Securities Exchange Act of 1934, as amended) to each holder of Notes; provided, that the Company shall not be obligated to provide such financial statements during any fiscal quarter if at the end of each of the four immediately preceding fiscal quarters, Consolidated Income Available for Fixed Charges for the preceding twelve (12) month period is greater than 150%
of Consolidated Fixed Charges for such immediately preceding twelve (12) month period.

9.  EVENTS OF DEFAULT.

	9.1	Nature of Events.

	An "Event of Default" shall exist if any of the following occurs and is continuing:

		(a)	Principal Payments.  Failure to make  any payments of principal on any Note on or before the date such payment is due;

		(b)	Interest Payments.  Failure to pay interest or any other amount on any Note on or before the fifth (5th) day after the date such payment is due;

		(c)	Particular Covenant Defaults.  Failure to comply with any covenant contained in Sections 7.2, 7.4 through 7.31, or 8.1;

		(d)	Other Defaults.  Failure to comply with  any  other  provision  of this Agreement, which continues for a period of thirty (30) days or more;

		(e)	Warranties  or Representations.  Any warranty or representation by or on behalf  of  the  Company  or  Record  Town  contained  herein  or in any instrument delivered in compliance with or  in  reference  hereto  or  thereto shall  prove  to  have been false or misleading in any material respect or any warranty or representation by or  on  behalf  of any Subsidiary contained in a
Subsidiary Guaranty shall prove to  have  been  false  or  misleading  in  any material respect;

		(f)	Default  on  Other Debt.  Failure by the Company or any Restricted
Subsidiary, to make  any  payment  due  on  any  other  Debt or Security which individually or in the aggregate and including the face  amount  thereof  plus accrued  interest  thereon,  exceeds  Two Million Dollars ($2,000,000), or any event shall occur or any  condition  shall  exist,  the  effect of which is to cause (or permit any holder of such other Debt or Security  or  a  trustee  to cause)  such other Debt or Security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment;

		(g)	Involuntary  Bankruptcy   Proceedings.    A  custodian,  receiver,
liquidator or trustee of the Company or any Restricted Subsidiary, or  of  any
of  the  Property  of  either,  is  appointed  or  takes  possession  and such appointment or possession remains in effect  for more than sixty (60) days; or
the  Company,  or  any  Restricted  Subsidiary,  is  adjudicated  bankrupt  or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against the Company or any Restricted Subsidiary; or any of  the  Property  of
either  is sequestered by court order and the order remains in effect for more than sixty (60) days;  or  a  petition  is  filed  against  the Company or any
Restricted  Subsidiary  under  any  bankruptcy,  reorganization,  arrangement, insolvency, readjustment of  debt,  dissolution  or  liquidation  law  of  any jurisdiction,  whether now or hereafter in effect, and is not dismissed within sixty (60) days after filing;

		(h)	Voluntary Petitions.  The  Company,  or any Restricted Subsidiary,
files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement,  insolvency,  readjustment  of debt,  dissolution  or  liquidation  law  of  any jurisdiction, whether now or hereafter in effect, or  consents  to  the  filing  of any petition against it under any such law;

		(i)	Assignments for Benefit of  Creditors,  etc.   The  Company  or  a
Restricted Subsidiary makes an assignment for the benefit of its creditors, or generally  fails  to  pay  its  debts  as  they become due, or consents to the appointment of or taking  possession  by  a custodian, receiver, liquidator or trustee of the Company, or a Restricted Subsidiary, or of all or any  part  of the Property of either;

		(j)	Undischarged Final Judgments.  Final judgment or judgments for the payment  of  money  aggregating  in  excess  of  Five Hundred Thousand Dollars
($500,000) is or are outstanding against  one  or  more of the Company and its
Restricted Subsidiaries and any one of such judgments has been outstanding for more than thirty (30) days from the  date  of  its  entry  and  has  not  been discharged in full or stayed; or

		(k)	Other   Restructuring  Documents.   Failure  to  comply  with  any
provision under  the  Other  Restructuring  Documents  such  that  an Event of
Default (as defined therein) shall occur, whether or not such Event of Default is waived by the 1993 Noteholders or the Banks.

	9.2	Default Remedies.

		(a)	If an Event of Default described in Sections 9.1(g) through 9.1(i)
occurs, the entire outstanding principal amount  of  the  Notes  automatically shall  become immediately due and payable, without the taking of any action on the part of any holder of the Notes or any other Person and without the giving
of any notice with  respect  thereto.   If  an  Event  of Default described in
Section 9.1(a) or 9.1(b) exists, any holder  of  Notes  may,  at  its  option, exercise  any  right,  power  or  remedy  permitted  by law, including but not limited to the right by notice  to  the  Company  to declare the Notes held by such holder to be immediately due and payable.  The Company shall notify  each holder  of  its  receipt of any such notice from any other and of the contents such notice.  If any other Event  of  Default exists, the holder or holders of at least fifty-one percent (51%) in outstanding principal amount of the  Notes
(exclusive  of  Notes  owned  by  the  Company,  Restricted  Subsidiaries  and
Affiliates)  may  exercise  any  right,  power  or  remedy  permitted  by law, including but not limited to the right by notice to the Company to declare all the outstanding Notes immediately due  and payable.  Upon any acceleration the principal of the Notes declared due or automatically becoming due shall become immediately due and payable together with all interest accrued thereon without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the  Company  will  immediately  pay  the  entire principal of and interest accrued on such Notes.

		(b)	No course of dealing or delay or failure on the part of any holder of  the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's  rights,  powers  and remedies.  The Company will pay or reimburse the holders of the Notes, to  the  extent  permitted  by law,  for  all  costs  and  expenses,  including but not limited to reasonable attorneys' fees, incurred by them in  collecting  any sums due on the Notes or in otherwise enforcing any of their rights.

	9.3	Annulment of Acceleration of Notes.

	If a declaration is made pursuant to Section 9.2(a), the holders of at least seventy-five percent (75%) of the outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Restricted Subsidiaries and Affiliates) may annul such declaration and the consequences thereof if no judgment or decree has been entered for the payment of any monies due pursuant to such declaration and if all sums payable under the Notes and this Agreement (except principal or interest which has become due solely by reason of such declaration) have been duly paid. No such annulment shall extend to or waive any subsequent Default or Event of Default.

10.  INTERPRETATION OF THIS AGREEMENT

	10.1	Terms Defined.

	As used in this Agreement (including Exhibits), the following terms have the respective meanings set forth below or in the Section indicated:

	Adjusted Funded Debt -- with respect to any Person, means, without duplication:

		(1)	liabilities for borrowed money, other than Current Debt;

		(2)	liabilities secured by any Lien  existing on Property owned by the
Person (whether or not  those  liabilities  have  been  assumed),  other  than
Current Debt;

		(3)	the  aggregate  amount  of  Guaranties  by  the Person, other than
Guaranties of Current Liabilities of other Persons;

		(4)	the  aggregate  Redemption   Price   of  all  outstanding  Special
Preferred Stock of such Person; and

		(5)	any other  obligations  (other  than  deferred  taxes),  including without limitation, Financing Leases, which are required by generally accepted accounting  principles  to  be  shown  as liabilities on its balance sheet and which are payable or which are unpaid more than one year from their creation.

	Adjusted Tangible Assets -- all assets except the following:

		(1)	deferred assets, other  than  prepaid  insurance, prepaid supplies and prepaid taxes;

		(2)	patents,  copyrights,  trademarks,  tradenames,  franchises,  good will, experimental or research  and  development  expense  and  other  similar intangibles;

		(3)	Restricted Investments;

		(4)	unamortized debt discount and expense;

		(5)	assets  located  and  notes  and  receivables  due  from  obligors domiciled outside the United States, Puerto Rico or Canada; and

		(6)	interests  in any Subsidiary or joint venture in which the Company owns less than 49% of the Voting Stock.

	Affiliate -- a Person (other than a Restricted Subsidiary) (1) which, directly or indirectly, controls, or is controlled by, or is under common control with, the Company, (2) which owns 5% or more of the Voting Stock of the Company or (3) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is
owned  by  the  Company  or  a  Subsidiary.   The  term  "control"  means  the
possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

	Banks -- means, collectively, Chemical Bank, Chase Manhattan Bank, N.A., NBD Bank, N.A. and NatWest Bank N.A. (formerly National Westminster Bank USA).

	Business Day -- any day other than a Saturday, Sunday or other day on which commercial banking institutions in Connecticut, Massachusetts or New York are authorized or obligated by law or executive order to be closed.

	Business Plan -- Section 7.30(a).

	Change of Control -- any of the following

		(1)	a Person or group of Persons  acting  in  concert  (other  than  a
Permitted Holder) becoming the beneficial owner of more than 50% (by number of votes) of the Voting Stock of the Company; or

		(2)	a  majority  of  the board of directors of the Company is replaced within  any  two-year  period,  excluding  replacements  due  to  resignations initiated by the incumbent board of directors or resignations due to the death or disability of any members of the incumbent board of directors.

	Commitment -- the obligation of the Banks to make loans and extend letters of credit pursuant to the Restated Credit Agreement.

	Company -- the introductory sentence hereof.

	Consolidated Current Assets -- at any date, means the amount at which the current assets of the Company and all Restricted Subsidiaries would be shown on  a  consolidated  balance  sheet  of  such  Persons  at  such  date,  after
eliminating   inter-company  items,  in  accordance  with  generally  accepted accounting principles.

	Consolidated Current Liabilities -- at any date, means the amount at which the current liabilities of the Company and all Restricted Subsidiaries (excluding, for purposes of computing current liabilities, indebtedness under the Notes and the 1993 Notes) would be shown on a consolidated balance sheet of such Persons at such date, plus (without duplication) the aggregate amount of their Guaranties of current liabilities of other Persons outstanding at such date.

	Consolidated  EBITDA -- with respect to any period means, Consolidated Net
Income  for  such  period  plus,   to   the  extent  deducted  in  determining
Consolidated Net Income, depreciation and amortization expenses, interest expenses with respect to Debt and all federal, state and foreign income taxes.

	Consolidated  Fixed  Charges  --  with  respect  to  the  Company  and its
Restricted Subsidiaries  means  for  any  period  the  sum  of:   (1) interest
expenses with respect to their liabilities for borrowed money for such period,
(2) imputed interest expenses on capitalized lease obligations for such period, and (3) fixed minimum rental expenses of real estate leases for such period, in each case determined on a consolidated basis.

	Consolidated Income Available For Fixed Charges -- with respect to the Company and all Restricted Subsidiaries, means for any period the sum of (1) Consolidated EBITDA, and (2) all fixed minimum rent expenses with respect to leases of real property, in each case determined on a consolidated basis for such period.

	Consolidated Net Income -- for any period, means net earnings after income taxes of the Company and each Restricted Subsidiary (only for the period during which it is a Restricted Subsidiary) determined on a consolidated basis, provided that there shall be excluded therefrom after giving effect to any related tax effect:

<PAAGE>

		(1)	any gain arising from any write-up of assets;

		(2)	any net gain or loss arising  from  the  sale  or  disposition  of capital assets (or reserves relating thereto);

		(3)	items  classified  as extraordinary or nonrecurring (including any restructuring reserves);

		(4)	any writeoff of deferred financing costs; and

		(5)	the cumulative effect of  changes  in accounting principles in the year of adoption of such change.

	Consolidated Tangible Net Worth -- at any date means, the excess of (i) all amounts that would in conformity with GAAP be included in shareholders' equity on a consolidated balance sheet of the Company prepared as of such date, over (ii) the aggregate amount carried as of such date as consolidated assets on the books of the Company consisting of (x) goodwill, licenses,
patents,  trademarks,  unamortized  debt   discount  and  expense,  and  other
intangibles, (y) the cost of investments in excess of the net asset value thereof at the time of acquisition by the Company, and (z) writeups in the value of assets of the Company subsequent to the Effective Date.

	Credit Agreement Debt -- Section 7.5.

	Current Debt -- with respect to any Person means all its liabilities for borrowed money and all liabilities secured by any Lien existing on Property owned by that Person (whether or not those liabilities have been assumed) which, in either case, are payable on demand or within one year from their creation, plus the aggregate amount of all Guaranties by that Person of such liabilities of other Persons, but specifically excluding at all times all of the debt (whenever due) classified as long term debt on the consolidated balance sheet of the Company as of January 28, 1995.

	Current Liabilities -- at any date, means the amount at which the current liabilities of a Person would be shown on a balance sheet at such date, plus (without duplication) the aggregate amount of their Guaranties of current liabilities of other Persons outstanding at such date after eliminating
intercompany   items,   in   accordance  with  generally  accepted  accounting
principles.

	Debt -- with respect to any Person, means its Current Debt and Adjusted Funded Debt.

	Default -- an event or condition which will, with the lapse of time or the giving of notice or both, become an Event of Default.

	Disqualified Preferred Stock -- means, with respect to any Person, any Preferred Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is redeemable or is exchangeable for Debt, in whole or in part, on or prior to July 31, 2000.

	Distribution -- means:

		(1)	dividends  or  other  distributions in respect of capital stock of the Company (except distributions of such  stock  pursuant to a stock split or stock dividend; provided that no stock dividend shall be paid in  any  capital stock of the Company other than its common stock).

		(2)	the redemption or acquisition of such stock or of warrants, rights or  other  options  to purchase such stock (except when solely in exchange for such stock) unless made, contemporaneously, from the net proceeds of a sale of such stock.

Any Distribution of Property other than cash shall be valued at fair market value.

	Economic Benefit -- with respect to Section 7.15 shall mean all rights, of whatever nature and with respect to all classes of capital stock of, or equity interests in, an entity to participate in any distribution with respect to such capital stock or equity interests, whether in the form of dividends, upon liquidation or otherwise.

	Effective Date -- means the date (not later than June 30, 1995) upon which all of the conditions set forth in Section 3 shall have been satisfied.

	ERISA -- means the Employee Retirement Income Security Act of 1974, as amended from time to time.

	Event of Default -- Section 9.1.

	Excess -- Section 7.29.

	Exchange Act -- means the Securities Exchange Act of 1934, as amended.

	Existing 1993 Noteholder Agreement -- means that certain Note Agreement, dated as of July 2, 1993, and amended as of January 30, 1994, among the Company, Record Town and each of the 1993 Noteholders.

	Existing Note Agreement -- Section 1.1.

	Existing Notes -- Section 1.1.

	Extraordinary Repayment -- Section 5.1(b).

	Financing Lease -- any lease which is shown or is required to be shown in accordance with generally accepted accounting principles as a liability on a balance sheet of the lessee thereunder.

	GAAP -- means generally accepted accounting principles in effect in the United States of America, at the time of the applicable report, applied in a manner consistent with that employed in the preparation of the financial statements described in Section 8.1.

	Guarantors -- means at any time each direct or indirect Subsidiary, if any, of the Company meeting the requirements of Section 7.21.

	Guaranty   --   by  any  Person  means  all  obligations  of  such  Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

		(i)		to purchase such indebtedness or obligation or any Property or assets constituting security therefor,

		(ii)	to advance or supply funds

				(1)	for  the  purchase  or  payment  of  such  indebtedness or
obligation, or

				(2)	to maintain working capital or any balance sheet or income
statement condition;

		(iii)	to lease Property, or to purchase Securities or other Property or  services,  primarily  for  the  purpose  of  assuring  the  owner  of such indebtedness or obligation  of  the  ability  of  the  primary obligor to make payment of the indebtedness or obligation; or

		(iv)	otherwise  to  assure  the  owner  of  the   indebtedness   or
obligation against loss;

but excluding endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

	The amount of any Guaranty shall be deemed to be the maximum amount for which such Person may be liable as guarantor, upon the occurrence of any contingency or otherwise, under or by virtue of its Guaranty.

	Intercreditor Agreement -- Section 3.7.

	Inventory Turnover -- means, at a particular date, the "Cost of Sales" as disclosed on the Company's year-to-date consolidated statements of income divided by the "Merchandise Inventory" amount set forth on the Company's consolidated balance sheets for such date.

	Lien -- any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether the interest is based on common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a Financing Lease or a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall be deemed to create a Lien on the Property.

	1993 Noteholders -- means Hartford Life Insurance Company, Hartford Accident and Indemnity Company, The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, Massachusetts Mutual Life Insurance Company and Phoenix American Life Insurance Company.

	1993 Notes -- means those notes issued and sold to the 1993 Noteholders by the Company pursuant to the Existing 1993 Noteholder Agreement, of which the aggregate principal amount of $47,500,000 is currently outstanding.

	Notes -- Section 1.2.

	Other Restructuring Documents -- Section 2.16.

	Pension Plan -- Section 2.15.

	Permitted Holder -- means collectively Robert J. Higgins and his estate, spouse, children, heirs, legatees, and legal representatives, and any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof and over which trust one or more of the foregoing acts as trustee and possesses the power to direct the management thereof.

	Person -- an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

	Preferred Stock -- means, with respect to any Person, any class or classes of capital stock (however designated) which is preferred as to the payment of dividends or distributions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over any other class of capital stock of such person.

	Prime Rate -- means, with respect to any month, the highest prime rate of interest that is charged to the Company or Record Town by any of the Banks at any time during such month with respect to borrowings under the Restated Credit Agreement.

	Prior Indebtedness -- means without duplication:

		(1)	unsecured  Adjusted  Funded  Debt  and  Current Debt of Restricted
Subsidiaries, other than Record  Town  (except  for  debt  to the Company or a
Restricted Subsidiary);

		(2)	Adjusted Funded Debt and Current  Debt  of  the  Company  and  its
Restricted  Subsidiaries,  other  than  Record  Town  (except  for debt to the
Company or a Restricted Subsidiary),  secured  by  any Lien on the Property of the Company or any Restricted Subsidiary; and

		(3)	the redemption or liquidation value (whichever is greater) of  all equity  Securities  of Restricted Subsidiaries (other than common stock) which are not legally  and  beneficially  owned  by  the  Company and its Restricted
Subsidiaries.

For purposes of this definition only, Adjusted Funded Debt and Current Debt of Restricted Subsidiaries shall not include the Guaranties by the Restricted Subsidiaries of the obligations of the Company under this Agreement.

	Property -- any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

	Purchase Money Mortgage -- any Lien on Property existing at the time of the original acquisition by the Company or a Restricted Subsidiary of such Property or granted or retained in connection with the acquisition or improvement by the Company or a Restricted Subsidiary of such Property in
order  to  permit  or  facilitate  the  financing  of  such   acquisition   or
improvement.

	Purchasers -- shall mean the purchasers listed on Exhibit A attached hereto.

	Record Town -- the introductory sentence hereof.

	Redemption Price -- with respect to any Special Preferred Stock, the highest aggregate price at which such Special Preferred Stock is redeemable at any time or under any circumstance on or prior to July 31, 2000.

	Related Person -- any Person (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or of Section 4001(b) of ERISA.

	Required Guarantor -- Section 7.21.

	Restated Credit Agreement -- means those separate Amended and Restated Revolving Credit Agreements, dated as of the date hereof, among the Company, Record Town and each of the Banks.

	Restated 1993 Noteholder Agreement -- means that certain Amended and Restated Note Agreement, dated as of the date hereof, among the Company, Record Town and each of the 1993 Noteholders.

	Restricted Investments -- all Property, including all investments in any Person, whether by acquisition of stock, indebtedness, other obligation or security, or by loan, advance, capital contribution, or otherwise, except:

		(1)		investments in one or  more  Restricted  Subsidiaries  or  any corporation  which  concurrently  with  such  investment  becomes a Restricted
Subsidiary;

		(2)		Property to be used in the ordinary course of business;

		(3)		current assets arising from the  sale of goods and services in the ordinary course of business;

		(4)		advances to and guaranties of loans to employees for  expenses incurred in the ordinary course of business;

		(5)		investments  in  direct  obligations of the United States with final maturities not in excess of one year from the date of acquisition;

		(6)		investments in  certificates  of  deposit  maturing within one year from the date of acquisition issued by a bank organized under the laws of the United States having capital, surplus, and undivided profits,  aggregating at least $100,000,000;

		(7)		investments  in  commercial  paper  issued  by any corporation organized under the laws of the United States rated in the highest category by
Moody's Investors Service, Inc. or Standard & Poor's Corporation;

		(8)		investments  in  money  market   funds  registered  under  the
Investment Company Act of 1940 which invest in securities which are  permitted under clause (5), (6), or (7) above;

		(9)		investments  in  tax-exempt  municipal bonds maturing not more than one year from the date of issue  and which have at least a "MIG-1" rating from Moody's Investors Services, Inc. or an "SP-1" rating  from  Standard  and
Poor's Corporation;

		(10)	guaranties  by  the  Company of long-term leases of Restricted
Subsidiaries; and

		(11)	investments  in  licensed  departments  or  retail (including, without limitation, retail mail order) joint ventures in the music, video,  or entertainment businesses.

	Restricted   Subsidiary   --  Record  Town,  Media  Logic  and  any  other
Subsidiary,

		(1)		organized  under  the  laws   of   the   United  States  or  a
jurisdiction thereof;

		(2)		which conducts substantially  all  of  its  business  and  has substantially all of its Property within the United States; and

		(3)		which  has  been  designated  by  the  Company as a Restricted
Subsidiary by notice to each of  the  holders  of the Notes outstanding at the time.

Once the Company has designated any Subsidiary as a Restricted Subsidiary, it may not terminate such designation.

	Securities Act -- means the Securities Act of 1933, as amended.

	Security -- shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

	Special Preferred Stock -- any Preferred Stock which by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable) is either redeemable at the option of the holder thereof or is automatically redeemable upon the happening of any event (other than the occurrence of a stated specific date of mandatory redemption thereof).

	Subsidiary -- a corporation, partnership or entity of which at least 80% of the outstanding Voting Stock is at the time, directly or indirectly, owned or controlled by the Company.

	Subsidiary Guaranty -- a guaranty of the Notes to the effect and substantially in the form of Exhibit F hereto.

	Subsidiary Stock -- Section 7.13.

	Tangible Net Worth -- at any time means the shareholders' equity of any company (including Preferred Stock, but not including Disqualified Preferred Stock), excluding any patents, copyrights, trademarks, tradenames, franchises, goodwill, experimental expense and other similar intangible assets.

	Voting Stock -- Securities or other interests the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

	Waiver Agreement -- means the letter agreement dated as of January 28, 1995, as amended, among the Company, Record Town and the Purchasers.

	Wholly-Owned Restricted Subsidiary -- any Restricted Subsidiary, all of the equity Securities (except directors' qualifying shares) of which are owned
by  the  Company  and/or   the   Company's   other   Wholly-Owned   Restricted
Subsidiaries.

	10.2	Accounting Principles.

	Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made under this Agreement, this shall be done in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

	10.3	Directly or Indirectly.

	Where any provision in this Agreement refers to any action which a Person is prohibited from taking, the provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner and all liabilities of such partnerships shall be considered liabilities of such Person for purposes of this Agreement.

	10.4	Governing Law.

	This Agreement and the Notes shall be governed by and construed in accordance with New York law.

11.  MISCELLANEOUS

	11.1	Notices.

		(a)	All  notices  or  other communications under this Agreement or the
Notes shall be in writing  and  shall  be  mailed by first class mail, postage prepaid,

			(i)		if to you, in the manner provided in  Exhibit  A  to  this
Agreement,  or  in  any  other  manner  as you may have advised the Company in writing, or

			(ii)	if to the Company or Record  Town, at its address shown at
the beginning of this Agreement, or at such  other  address  as  it  may  have furnished in writing to you and all other holders of the Notes.

		(b)	Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

	11.2	Reproduction of Documents.

	This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing hereunder (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you
by   any   photographic,   photostatic,   microfilm,   micro-card,   miniature
photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall, to the extent permitted by applicable law, be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

	11.3	Survival.

	All warranties, representations, and covenants made by the Company or Record Town herein or on any certificate or other instrument delivered by it or  on  its behalf under or in reference to this Agreement shall be considered to have been relied upon by you  and  shall survive the delivery to you of the
Notes regardless of any investigation made by you  or  on  your  behalf.   All
statements in any such certificate or other instrument shall constitute warranties and representations by the Company and Record Town hereunder.

	11.4	Successors and Assigns.

	This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, except that the Company's right to require you to accept the Notes in accordance with Section 1.3 shall be personal to the Company and shall not be assignable or transferable to any
other  Person   (including   successors   at   law)   whether  voluntarily  or
involuntarily. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Notes, and shall be enforceable by any holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

	11.5	Amendment and Waiver.

	This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company, Record Town and the holders of at least seventy-five percent (75%) of the outstanding principal amount of the Notes (exclusive of Notes owned by the Company, Restricted Subsidiaries and Affiliates); provided, that no such amendment or waiver of any of the provisions of Sections 1 through 4 shall be effective as to you unless consented to by you in writing; and provided further, that no such amendment or waiver shall, without the written consent of the holders of all the outstanding Notes, (i) subject to Section 9.3, change the amount or time of any repayment or payment of principal or the rate or  time  of payment of interest, (ii) amend Section 7.21, (iii) amend Section
9, or (iv) amend this Section  11.5.   Executed  or true and correct copies of
any amendment or waiver effected pursuant to the provisions  of  this  Section
11.5 shall be delivered by the Company to each holder of outstanding Notes promptly following the date on which the same shall become effective. No such amendment or waiver shall extend to or affect any provision or obligation not expressly amended or waived.

	11.6	Duplicate Originals.

	Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

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                    [The next page is the signature page.]

	If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company, whereupon this Agreement will become binding between us in accordance with its terms.

							Very truly yours,

							TRANS WORLD ENTERTAINMENT CORPORATION


							By /s/ Robert J. Higgins
							   _________________________
								Name:  Robert J. Higgins
								Title:  President


							RECORD TOWN, INC.


							By /s/ Robert J. Higgins
							   _________________________
								Name:  Robert J. Higgins
								Title:  President





Accepted:

AETNA LIFE INSURANCE COMPANY



By /s/ Peter C. Nilsen
   _______________________
	Name: Peter C. Nilsen
	Title: Investment Manager